Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 #33-49886, Form S-8 #333-26409, Form S-8 #33-84558, Form S-8 #333-105264, Form S-8 #333-143086, Form S-8 #333-167338 and Form S-3 #333-177252) of Kohl’s Corporation and in the related prospectuses, of our reports dated March 16, 2012, with respect to the consolidated financial statements of Kohl’s Corporation and the effectiveness of internal control over financial reporting of Kohl’s Corporation (which report expresses an adverse opinion on internal control over financial reporting), included in this Annual Report (Form 10-K) for the year ended January 28, 2012.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin

March 16, 2012